Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into as of March 13, 2026, (“Effective Date”) by and between Evofem Biosciences, Inc., a Delaware corporation having its principal place of business at 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 (the “Buyer”), and Windtree Therapeutics, Inc. a Delaware Corporation having its principal place of business at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (“Supplier” and, together with Buyer, the “Parties,” and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain License and Supply Agreement, dated as of March 20, 2025 as amended by Amendment No. 1 to License and Supply Agreement also dated as of March 20, 2025 (collectively, the “License & Supply Agreement”) , by and among the Parties.

WHEREAS, Buyer and Supplier are parties to that certain License & Supply Agreement pursuant to which Supplier was to license certain of Buyer’s Intellectual Property in order to have manufactured and to supply to Buyer Buyer’s Phexxi Product;

WHEREAS, Supplier needed to establish manufacturing capabilities in order to produce the Products for Buyer and was to issue a Commencement Notice to Buyer once such manufacturing capabilities were established;

WHEREAS, Supplier still has not established the manufacturing capabilities required to manufacture the Products in accordance with the terms of the License and Supply Agreement and the Parties have mutually agreed to terminate the License and Supply Agreement; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Termination. Effective as of the Effective Date hereto, the License and Supply Agreement is hereby terminated without any further action required by either Party, and except as set forth herein, all rights, obligations, and liabilities of the Parties under the License and Supply Agreement shall cease and be cancelled in their entirety, and the License and Supply Agreement shall be null and void and of no further force or effect.

2. Fees. There are no fees due to either Party associated with License and Supply Agreement or the termination thereof as set out in this Agreement. Each Party hereto shall bear its own costs and fees incurred in connection with the negotiation and execution of this Agreement.

3. Obligations upon Termination. In accordance with Section 11.5 of the License and Supply Agreement, Supplier shall immediately cease using any Buyer Specifications, Buyer Assets, Buyer Confidential Information and Buyer Intellectual Property and shall immediately return to Buyer all Buyer Confidential Information, Buyer Assets and any other property belonging to Buyer that is in Supplier’s possession.

4. Survival. The rights and obligations of any sections listed in Section 11.6 of the License and Supply Agreement listed as surviving the termination of the License and Supply Agreement shall survive the termination thereof and remain in full force and effect in accordance with their terms.

5. Waiver. Each of Buyer and Supplier hereby waives any all termination conditions and requirements any and all notice requirements or other requirements contained in the License and Supply Agreement that may be deemed to restrict or limit the right of either Party to terminate the License and Supply Agreement.

6. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable law, such provision shall be modified to the minimum extent necessary to make it valid and enforceable, and the remaining provisions shall remain in full force and effect.

7. Legal Counsel. Each Party acknowledges that it has had the opportunity to consult with legal counsel of its choice regarding this Agreement and has either done so or voluntarily chosen not to do so.

8. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule. The Parties hereby irrevocably and unconditionally consent to submit to the sole and exclusive jurisdiction of the federal and state courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

9. Publicity. Except as is necessary for governmental notification purposes or to comply with applicable Law or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the Parties hereto in writing, the Parties shall (a) keep the terms of this Agreement confidential and

(b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, relating to the subject matter hereof.

11. Counterparts. This Agreement may be executed in any number of counterparts (including by PDF or other electronic transmission, and via Docusign, Adobe Sign, or other similar platforms), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed to have the same legal effect as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier

Date:	March 13, 2026
Name:	Saundra Pelletier
Title:	Chief Executive Officer

Windtree Therapeutics, Inc.

By:	/s/ Jed Latkin

Date:	3/16/2026
Name:	Jed Latkin
Title:	Chief Executive Officer

-3-